Exhibit 10(u)

May 11, 2007

To: Sean Ryan

From: Luis Rivera

Dear Sean,

Thank you for meeting with us!  Everyone here has enjoyed speaking with you, and we’d like you to join Lyris! I am pleased to confirm the offer made to you for the position of Vice President of Engineering. Your start date will be May 21, 2007 working in our Emeryville office, reporting to Robb Wilson, Vice President of Technology.

The terms of this offer include:

•                  An annual base salary of $210,000, paid to you semi-monthly

•                  Your position is exempt, which means you are not eligible for overtime pay

•                  An annual merit bonus of up to $20,000 paid out quarterly

•                  10 days paid vacation per year

•                  10 days paid sick leave per year

•                  Partially-subsidized medical, dental and vision plans

•                  Flexible spending accounts for healthcare and dependent care

•                  401(k) plan after one month of employment

•                  A stock option grant of 400,000 shares (pending board approval)

•                  6 months’ severance for termination without cause after initial trial period of 6 months

•                  Temporary housing costs for up to 3 weeks.

•                  Roundtrip airfare for yourself or your spouse to commute from the Bay Area to South Carolina 3 weeks out of every 8 for up to 12 months.

•                  A relocation allowance of up to $20,000 reimbursed to you 50% after your first year of employment and 50% after your second year of employment. This allowance must be used within the first 12 months of employment.

Your responsibilities in this role will include, but not be limited to, the following:

•                  Participating in formulating and administering company policies and developing long-range goals and objectives.

•                  Leading and contributing to the formulation, execution and communication of company technology strategy and platform direction

•                  Regularly review, analyzes and reports on activities, costs, operations, and forecast data to determine department progress toward stated financial goals and objectives.

•                  Determines role, responsibilities, organizational model and staffing needs for their respective area to best support company goals and objectives.

•                  Recruits, hires, coaches and develops a high performing team.

•                  Establishes effective practices, tools and standards for communicating information to the rest of the Executive team regarding activities and progress.

•                  Actively participates in sales and business development processes as necessary.

•                  Sets realistic expectations and then closely monitors, aligns and communicates progress.

•                  Constantly seeks ways to improve the performance of the organization by increasing efficiency, lowering costs and improving quality.

•                  Additional duties as assigned.

Sean, this covers the main points of our employment offer to you. Kindly indicate your acceptance of our offer by signing one copy of this letter and returning Amanda Griffith, HR Manager (private fax: 510-225-2330). This offer is contingent upon completion of satisfactory references.

Best regards,

Luis Rivera

Chief Executive Officer

Accepted:	/s/ Sean Ryan	Date:	May 16, 2007